Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-21277 on Form S-8 of our report dated June 23, 2014, relating to the financial statements and financial statement schedule of the Snap-on Incorporated 401(k) Savings Plan included in this Annual Report on Form 11-K of the Snap-on Incorporated 401(k) Savings Plan for the year ended December 31, 2013.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 23, 2014